Exhibit 10.26

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into as of the 19th day of December, 2005, by and between MONADNOCK CONDOMINIUM LIMITED PARTNERSHIP, a Connecticut limited partnership (“Seller”) and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer entered into that certain Letter Agreement dated November 9, 2005, as amended by letter dated December 5, 2005, with respect to the sale and acquisition of units 2, 3, 4(a), 4(b), 7, 8, 9, 10, 11, 12, 13, and 14 located in Monadnock Condominium in the City of Keene, New Hampshire (the “Agreement”);

WHEREAS, Buyer and Seller have mutually agreed to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

1.               The “Due Diligence Date”, as defined in the Agreement, is hereby extended from 5:00 p.m. Eastern Time on December 19, 2005, to 5:00 p.m. Eastern time on December 20, 2005.

2.               This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Amendment. Each person executing this Amendment represents that such person has full authority and legal power to do so and bind the party on whose behalf he or she has executed this Amendment. Any counterpart to this Amendment may be executed and transmitted by facsimile or scanned (pdf) copy and shall be binding on the parties.

3.               The remaining terms and conditions of the Agreement remain unmodified and in full force and effect.

(Signatures on following page)

Seller:
MONADNOCK CONDOMINIUM LIMITED
PARTNERSHIP

By:	Monadnock Condominium Management Corporation, its general partner

	By:	/s/ R. Michael Goman
	Name:	R. Michael Goman
	Title:	President
its:

Buyer:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:	/s/ Charles Benvenuto
Name:	Charles Benvenuto
Title:	Authorized Agent

2

Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: (630) 218-4948 Fax: 630-218-4935
www.inlandgroup.com

November 9, 2005

Monadnock Condominium United Partnership (Seller)

c/o CB Richard Ellis, Inc. (Broker)

Attn: William B. Moylan, Jr., Senior Vice-President, Partner

Federal Reserve Plaza

600 Atlantic Ave., 22nd Floor

Boston, MA 02210

Re:     Monadnock Marketplace Shopping Center
Keene, New Hampshire

Dear Bill:

This letter agreement represents this corporation’s offer to purchase the Seller’s entire right and interest in Units 2, 3, 4(a), 4(b), 7, 8, 9, 10, 11, 12, 13, and 14 located in Monadnock Condominium in the City of Keene, Cheshire County, New Hampshire (collectively, the “Units”), together with any and all of Seller’s interest in all appurtenances thereto and interest in the Common Area in Monadnock Condominium (the “Condominium”) pertaining or relating to said Units as well as any and all of Seller’s interest in all buildings, structures, improvements and fixtures located thereon or pertaining or relating to said Units or to the Condominium (all of the foregoing, collectively, the “Real Property”) located at 20 Ash Brook Road, Keene, NH 06431 (see Exhibit A attached).

The above property shall include any and all Seller’s interest in all Real Property leases and tangible equipment and other personalty within the buildings and common areas, and any other items presently used on the site and belonging to Seller, and any and all rights (intangible or otherwise) with regard to the name of the project, development rights, governmental licenses, permits and approvals with respect to said Real Property to the extent assignable (which, together with the Real Property is hereinafter referred to as the “Property”). Any post-closing obligation of Seller relating to the Real Property shall be satisfied by Seller pursuant to the terms of a post-closing agreement to be entered into by Seller and Purchaser on the date of closing (the “Post-closing Agreement”).

This corporation or its nominee will consummate this transaction on the following basis:

Monadnock Marketplace Shopping Center
Keene, New Hampshire	November 9, 2005

1.         The total purchase price shall be $48,700,000 all cash, plus or minus prorations, with no mortgage contingencies, to be paid at closing 7 days following the Due Diligence Date (as defined below) (see Paragraphs 5, 11 and 16). This offer is accompanied by an earnest money check in the amount of $500,000 payable to the Title Company (as hereinafter defined), 171 North Clark Street, Chicago Illinois 60601 attention: Nancy Castro (the “Deposit”).

2.         Seller represents and warrants (to the best of the Seller’s knowledge), that the above referenced property is leased to the tenants described on Exhibit B.

3.         Seller warrants and represents to its actual knowledge that (i) Seller has not received written notice of any existing violations of Federal, State, City and County ordinances, including ADA compliance and environmental laws, or any contemplated condemnation of any portion of the Real Property, and (ii) no party has an option or right of first refusal to purchase all or any portion of the Real Property.

4.         Prior to the first to occur of (i) Purchaser’s default hereunder, or (ii) Purchaser’s termination of this letter agreement, Seller shall not enter into or extend any agreements without Purchaser’s approval and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the Real Property shall be substantially completed by Seller prior to closing and Seller shall deliver such undertakings and lien waivers and affidavits to and as the Title Company may require to clear all new construction and provide a Policy of Title Insurance in favor of Purchaser not subject to any exception due to Seller’s construction upon the Real Property.

5.         It is understood that the Seller shall provide certificates of occupancy or temporary certificates of occupancy for all Units issued from the city of Keene, New Hampshire to the Purchaser on or before the closing.

Seller shall be solely liable for completion of any and all “punch list” and warranty items identified by Purchaser relating to (i) the site work for phase 2 of the Real Property, or (ii) the construction required pursuant to Seller’s leases with iParty and Mattress Giant, in each case reasonably agreed upon by Seller on or before the closing, and Seller shall assign to Purchaser its interest in any construction warranties under its construction contract with Konover Construction Corporation on the date of closing. Seller shall assign all roof warranties to Purchaser as of the date of closing, acknowledged by the, material provider (e.g., GAF, Firestone, etc.) to be obtained at the sole cost and expense of Seller.

In the Post-closing Agreement, Seller shall indemnify Purchaser and guarantee to absolutely pay any costs whatsoever to complete any outstanding construction obligations under a Site Development Agreement with Target Corporation (“SDA”) provided, however, notwithstanding anything herein to the contrary,

Seller retains and reserves any and all rights to receive (i) an outstanding payment from Target Corporation in the amount of $825,000 for the performance of certain site work under said SDA; (ii) the proceeds from the release of a water lien escrow in the amount of $32,000; and (iii) any proceeds or amounts relating to an escrow of $200,000 established by Setter and a predecessor in title with regard to acquisition of the land comprising the shopping center.

6.         At least five (5) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants in accordance with applicable leases and other third party Unit Owners in accordance with the Condominium Declaration.  The foregoing notwithstanding, it shall be acceptable to Purchaser if up to two (2) tenants fail to deliver estoppel letters so long as such two (2) tenants are among Olive Garden, Chill’s, GameStop, Longhorn, Pier One, iParty and Mattress Giant; provided that at Closing Seller shall provide a Seller estoppel for each tenant not providing an estoppel, which Seller estoppel shall survive Closing.  Seller is responsible for payment of any leasing brokerage fees or commissions which are due any leasing brokers for the initial term of the leases set forth on Exhibit C.

7.         This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and/or guarantors (other than those tenants which are eligible to self insure) in the form and coverage reasonably acceptable to Purchaser for the closing.

8.         Purchaser acknowledges receipt of the environmental reports listed on Exhibit D (the “Environmental Reports”). Purchaser agrees that Seller does not make any warranty or representation as to the accuracy or completeness of any such Environmental Reports or any analysis, test or sampling referenced therein. Within fifteen (15) days following Purchaser’s request, Seller shall have said reports updated and re-certified to Purchaser prior to closing, all at Seller’s cost.

9.         The above sale of the real estate shall be consummated by conveyance of a limited warranty deed from Seller to Purchaser’s designee, with the Seller paying any city, state, and county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser’s lender, if any, and the money lender’s escrow without expense, cost or liability to the Seller.

10.       The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee (the “Title Company”), at which time title to the above property shall be marketable, subject, however, to the Declaration of the Condominium and any and all amendments thereto and other condominium instruments relating to the Condominium Declaration and/or applicable condominium association, facts disclosed by the survey, and all other liens, encroachments and encumbrances, provided that an ALTA form B owner’s title policy shall be issued and paid by Seller with extended coverage over all standard/preprinted exceptions and such applicable and appropriate endorsements as may be required by Purchaser and issued by such title company at the sole cost of Seller. Each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with an equitable proration of real estate taxes based on local custom and the most recent bill or latest assessment, or the estimated assessments for 2004 and 2005 using the Assessor’s formula for these sales transactions, with a later reproration of taxes when the actual bills are received. The parties agree to equitably adjust for any percentage rent paid to Purchaser within nine (9) months following the closing. At closing, no credit on the closing adjustment sheet will be given to Sellers for any rents past due, unpaid or delinquent rents and/or reimbursable expenses, provided that Seller shall retain the right to collect from the tenants such past due, unpaid or delinquent rents as may be owed to Seller for the period prior to the closing. Notwithstanding anything herein to the contrary, at closing, Seller herein further agrees to discharge the two (2) consensual mortgage liens granted by Seller in favor of People’s Bank and encumbering the Units.

11.       It is understood that Purchaser shall obtain an appraisal of the Units prepared by an MAI or other qualified appraiser, reasonably acceptable to Purchaser or Purchaser’s lender, if any, and shall cause the appraiser to re-certify an appraised amount not less than the Purchase Price and re-issue said appraisal to, and in the name of, Purchaser or Purchaser’s lender, all at Seller’s cost, provided that such cost shall not exceed $4,000.

12.       Neither Seller (Landlord) or any tenant and guarantor shall be in material default on any lease or agreement at closing, nor is there now (nor as of closing shall there be) any threatened or pending litigation in connection with any lease.

13.       Seller warrants and represents that he has paid all unemployment taxes, if any, to date.

14.       Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property.  This offer is subject to Purchaser’s reasonable satisfaction that all such contractor guarantees and contractor warranties survive the closing and are assignable and transferable to Purchaser or its nominee.

15.       This offer is subject to the Units being fully leased, with all tenants obligated to pay rent and other amounts as shown on Exhibit B attached except, notwithstanding the foregoing, the tenant under the Mattress Giant lease shall be responsible to pay rent and other amounts commencing on January 1, 2006 and the tenant under the Price Chopper lease shall be responsible to pay rent commencing on December 27, 2005. Seller shall provide Purchaser with a per diem rent credit on the date of closing in connection with two (2) such tenants. At closing, Seller and Purchaser shall enter into an escrow agreement with a title company that is reasonably acceptable to all parties with regard to (i) the escrow and disbursement of tenant allowances payable to the tenants under the Michael’s and Price Chopper leases if not theretofore paid, and (ii) any unpaid brokerage leasing commissions with respect to the initial terms of leases at the Units.

16.       Seller shall be responsible for payment of a real estate brokerage commission, as per their agreement, to CB Richard Ellis, Inc. Said commission shall be paid through the closing escrow.  Purchaser and Seller each agree to indemnify and hold harmless the other from and against any loss incurred or claim made (including reasonable legal fees and costs incurred in defending the same) with respect to any claim for a real estate brokerage fee or commission asserted by any other real estate broker or agent other than CB Richard Ellis, Inc. with whom such party has dealt in connection with the transaction contemplated by this letter agreement. The indemnities set forth herein shall expressly survive termination hereof or closing.

17.       Fifteen (15) days prior to closing, Seller must provide the title commitment as stated above and at its sole cost and expense, a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Units and all Table A optional survey responsibilities and acceptable to Purchaser and the title company.

18.       Seller agrees to immediately provide reasonable access at Seller’s principal office at 135 South Road, Farmington, Connecticut during normal business hours of Seller for Purchaser’s review of all information that Purchaser needs to evaluate the above property. Seller agrees to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports in connection therewith, including at least a one-year audit of the books and records of the Real Property.

19.       On the date of closing, Purchaser shall agree to assume any and all obligations of Seller as (i) landlord under the leases with the tenants listed on Exhibit B, and (ii) as Unit Owner and/or as a Declarant under (A) the Condominium Declaration as amended from time to time, and (B) the other related condominium documents. The parties will execute an assignment and assumption agreement reasonably satisfactory to both parties relating to the leases and the other condominium documents, which agreement shall contain reciprocal indemnities covering each party’s period of ownership (NOTE: the Post-closing Agreement will also cover post closing obligations of Seller).

20.       Until closing (and even in the event of the earlier termination of this letter agreement), each party shall treat the transaction contemplated herein and the materials delivered and reports created in connection herewith as confidential, including the identity of the parties and the terms of this letter agreement, and shall not disclose the same to any other persons, other than its respective attorneys, advisors, lenders, consultants, accountants and other persons who shall agree to keep such information confidential, and to its investors, or as otherwise required to be disclosed by reason of regulatory requirements.

21.       If this agreement is not sooner terminated, Purchaser shall warrant and represent to Seller as of closing that: (a) Purchaser is familiar with the Condominium as of such date of the closing, including, but not limited to, the Units; (b) Purchaser has inspected the Condominium, including, but not limited to, the Units and the books and records relating thereto to its satisfaction as of such date; (c) Purchaser accepts the Units and any interest in the Condominium AS IS WITH ALL FAULTS existing as of such date; and (d) Purchaser is purchasing the Real Property based upon its own judgments and is not relying upon any representation or warranty of Seller, except as otherwise expressly provided herein.

22.       If Purchaser defaults in its obligations hereunder, Seller shall, as its sole and exclusive remedy, terminate this letter agreement and retain the Deposit and the interest thereon as liquidated damages.  If Seller defaults in its obligations hereunder, Purchaser may as its sole and exclusive remedy, either (i) terminate this letter agreement (in which event the Deposit and the interest thereon shall be refunded to Purchaser), or (ii) seek specific performance against Seller.  In the event of any litigation to secure a remedy to which a party is specifically entitled hereunder, the successful party shall be entitled to collect reasonable attorney fees and court costs from the unsuccessful party.

23.       Upon full execution and delivery of this letter agreement, Purchaser shall have the right to enter the Real Property, upon reasonable advance notice to Seller, to conduct such environmental, engineering and feasibility inspections and investigations as Purchaser shall deem necessary to determine the suitability of the Real Property, the cost of which inspections and investigations shall be borne exclusively by Purchaser. Purchaser hereby agrees to indemnify and hold the Seller harmless from and against any and all damages, costs, claims, causes of action and losses (including reasonable attorneys’ fees) arising out of the entry upon the Real Property by the Purchaser.

24.       Subject to the terms of the third sentence of this paragraph 24, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of Seller with respect to any of the terms, covenants and conditions of this letter agreement or the transactions contemplated hereunder, and that Purchaser shall look solely to the interests of Seller in the Units for the satisfaction of each and every remedy of Purchaser in the event of any breach by Seller of any terms, covenants and conditions of this letter agreement to be performed by Seller. Such exculpation of personal liability set forth in this Section 24 is absolute and without exception whatsoever, and shall survive the closing or other termination of this letter agreement. In addition, the Purchaser hereby waives any and all rights to collect any consequential damages, lost profits and/or punitive damages. Notwithstanding the foregoing, Seller shall have liability not to exceed the sum of Five Hundred Thousand Dollars ($500,000.00) in addition to the transfer of the Property in regard to the payment of Purchaser’s fees, costs and expenses (as described herein) in the event Purchaser prevails in a specific performance action.

25.      Upon acceptance of the deed, Purchaser, on behalf of itself and its representatives, successors and assigns (collectively the “Releasing Parties”) hereby waives, releases, acquits and forever discharges Seller and its members, partners, officers, directors, employees, agents, attorneys, representatives, and their respective successors and assigns (which parties are collectively referred to as the “Seller Parties”), of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, which any of the Releasing Parties now has or which may arise in the future on account of or in any way related or pertaining to any past, present or future physical characteristic or condition of the Real Property, including, but not limited to, the Units, including, without limitation, any hazardous materials and/or hazardous wastes in, under or about the Real Property, including, but not limited to, the Units, or any violation or potential violation of any of the environmental requirements applicable thereto.

26.      This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument. Facsimile signatures shall be deemed to be original signatures. This letter agreement shall not be effective unless and until it has been executed by all of the parties hereto.

27.      THE PARTIES ACKNOWLEDGE AND AGREE THAT TIME IS OF THE ESSENCE IN THIS TRANSACTION AND IN EACH PROVISION OF THIS LETTER AGREEMENT.

28.       All notices, demands, or communications with respect to this letter agreement shall be deemed duly given if In writing and (i) sent by Federal Express or by another overnight delivery service which obtains (or documents the attempt to obtain) the signature of the addressee upon delivery; or (ii) certified mail, return receipt requested in each case directed to the applicable party at the following addresses; or (iii) via Facsimile transmission:

If to Seller:	With a copy to:

Konover Development Corporation	Konover Development Corporation
135 South Road	135 South Road
Farmington, Connecticut 06032	Farmington, Connecticut 06032
Attn: R. Michael Goman	Attn: James P. Juliano. Esq.
Facsimile: 860-284-7710	Facsimile: 860-284-7761

If to Purchaser:	With a copy to:

2901 Butterfield Road	The Inland Real Estate Group, Inc.
Oak Brook, Illinois 60523	2901 Butterfield Road
Attn: G. Joseph Cosenza	Oak Brook, Illinois 60523

Facsimile: 630-218-4935	Facsimile: 630-218-4900

This offer is, of course, predicated upon the Purchaser’s review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, the Declaration of Condominium and other condominium instruments, tenants’ and guarantors’ financial statements, sales figures, Seller’s rent roll, site inspection, environmental, appraisal, etc. Purchaser shall have the right to pursue such due diligence until 5:00 p.m. Eastern Time on December 12, 2005 (the “Due Diligence Date”). In the event that Purchaser’s due diligence shall reveal any matter which is not satisfactory to Purchaser in its sole discretion or Purchaser shall otherwise determine not to proceed with the transaction contemplated in this letter agreement, for any reason or for no reason, then Purchaser may terminate this letter agreement by written notification of Purchaser’s termination received by Seller on or before 5:00 p.m. Eastern Time on the Due Diligence Date, and this letter agreement shall terminate and the Deposit shall immediately be returned to Purchaser with any interest thereon and neither party thereto shall have any further liability to the other hereunder except those obligations that expressly survive termination of this Agreement. The failure of Purchaser to provide written notice of Purchaser’s termination of this Agreement to Seller on or before 5:00 p.m. Eastern Time on the Due Diligence Date shall be deemed satisfaction by Purchaser of its due diligence and a waiver by Purchaser of Purchaser’s right to terminate this letter agreement as set forth in this paragraph and this letter agreement shall remain in full force and effect.

If this offer is acceptable, please have the Seller sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by November 10, 2005.

Sincerely,

INLAND REAL ESTATE
ACQUISITIONS, INC.
or nominee

/s/ G. Joseph Cosenza
G. Joseph Cosenza
Vice Chairman
	Date:	Nov. 11 2005

ACCEPTED:

SELLER:

MONADNOCK CONDOMINIUM
LIMITED PARTNERSHIP
	By:	Monadnock Condominium
Management Corporation
Its General Partner

/s/ James Juliano	By:	/s/ R. Michael Goman
	Its:	President
/s/ Alice Rotham	Date:	November 9, 2005

JC/sc

EXHIBIT A

MONADNOCK - KEENE, NH	SITE PLAN

EXHIBIT-B	11/11/2005
Monadnock Marketplace Shopping Center - Keene, New Hampshire

TENANTS	S.F.	ANNUAL BASE RENT	MONTHLY BASE RENT	RENT PER SQ. FOOT	LEASE COMMENCEMENT DATE	LEASE EXPIRATION DATE
Home Depot - Shadow Anchor
Target - Shadow Anchor
Dick’s Sporting Goods - Shadow Anchor
Price Chopper	73,000	1,306,700.00	108,891.67	$17.90	1-Dec-2005	11/31/2025
Michaels Craft	22,111	349,033.00	29,086.08	$15.79	27-Oct-2005	31-Oct-2020
Bed Bath & Beyond	20,900	282,150.00	23,512.50	$13.50	28-Oct-2003	31-Jan-2019
Circuit City	20,413	326,607.00	27,217.25	$16.00	2l-Oct-2005	31-Jan-2017
Border’s	17,400	316,420.00	26,535.00	$16.30	25-Oct-2003	31-Jan-2019
Olive Garden (Pad)	7,685	115,000.00	9,583.33	$14.98	1-Oct-2005	30-Sep-2015
Chill’s (Pad)	5,855	105,000.00	8,750.00	$17.93	21-Apr-2005	30-Apr-2020
Longhorn Sleakhouse (Pad)	5,547	85,000.00	7,083.33	$15.32	22-Aug-2005	30-Aug-2020
Gamestop	1,900	43,700.00	3,641.67	$23.00	1-Feb-2004	31-Jan-2009
iParty	9,900	173,250.00	14,437.50	$17.50	17-Sep-2005	30-Sep-2015
Pier 1 Imports	9,590	171,181.00	14,265.08	$17.85	24-Nov-2003	30-Oct-2013
Mattress Giant	6,000	117,000.00	9,750.00	$19.50	1-Dec-2005	30-Nov-2015
Totals	200,301	3,393,041.00	282,753.42

EXHIBIT-B	11/11/2005
Monadnock Marketplace Shopping Center - Keene, New Hampshire

TENANTS	S.F.	ANNUAL BASE RENT	MONTHLY BASE RENT	RENT PER SQ. FOOT	LEASE COMMENCEMENT DATE	LEASE EXPIRATION DATE
Home Depot - Shadow Anchor
Target - Shadow Anchor
Dick’s Sporting Goods - Shadow Anchor
Price Chopper	73,000	1,306,700.00	108,891.67	$17.90	1-Dec-2005	11/31/2025
Michaels Craft	22,111	349,033.00	29,086.08	$15.79	27-Oct-2005	31-Oct-2020
Bed Bath & Beyond	20,900	282,150.00	23,512.50	$13.50	28-Oct-2003	31-Jan-2019
Circuit City	20,413	326,607.00	27,217.25	$16.00	21-Oct-2005	31-Jan-2017
Border’s	17,400	318,420.00	26,535.00	$18.30	25-Oct-2003	31-Jan-2019
Olive Garden (Pad)	7,685	115,000.00	9,583.33	$14.96	1-Oct-2005	30-Sep-2015
Chili’s (Pad)	5,855	105,000.00	8,750.00	$17.93	21-Apr-2005	30-Apr-2020
Longhorn Sleakhouse (Pad)	5,547	85,000.00	7,083.33	$15.32	22-Aug-2005	30-Aug-2020
Gamestop	1,900	43,700.00	3,641.67	$23.00	1-Feb-2004	31-Jan-2009
iParty	9,900	173,250.00	14,437.50	$17.50	17-Sep-2005	30-Sep-2015
Pier 1 Imports	9,590	171,181.00	14,265.08	$17.85	24-Nov-2003	30-Oct-2013
Mattress Giant	6,000	117,000.00	9,750.00	$19.50	1-Dec-2005	30-Nov-2015
Totals	200,301	3,393,041.00	282,753.42

Monadnock Marketplace Shopping Center
Keene, New Hampshire	November 9, 2005

Exhibit C

List of Paid and Unpaid Leasing Commissions

Tenant	Broker	Amount		Status

Bed, Bath & Beyond	Atlantic Retail	$41,800.00		Paid
Borders	SRA	$60,900.00		Paid
Chili’s	Atlantic Retail	$50,000.00		Paid
Circuit City	Dartmouth Co.	$82,000.00		UNPAID
Dicks	Atlantic Retail	$132,000.00		Paid
Mattress Giant	National Commercial	$24,000.00		UNPAID

Gamestop	Atlantic Retail	$8,740.00		Paid
Home Depot	N/A	N/A		N/A
iParty	Atlantic Retail	$40,000.00	*	$25.000.00 Paid
Longhorn	Corporate Realty	$40,000.00		Paid
Michaels	Lornell Company	$64,437.00		UNPAID
Olive Garden	Corporate Realty	$40,000.00		UNPAID
Pier 1	Lornell Company	$28,770.00		Paid
Price Chopper	N/A	N/A		N/A
Target	Atlantic Retail	$250,000.00		Paid

*	$15,000.00 one year after Tenant opens for business
$25,000.00 upon opening and first month’s rent

Monadnock Marketplace Shopping Center
Keene, New Hampshire	November 9, 2005

Exhibit D

List of Environmental Reports

1.	Phase I Environmental Site Assessment dated May 17, 2002 by GEI Consultants, Inc. (“GEI”), updated March 5, 2003, and July 23, 2003.
2.	Two letters from GEI, each dated February 6, 2004.
3.	Email from Fred Johnson of GEI dated October 6, 2004.
4.	Limited Subsurface Investigation dated March 9, 2005 by GEI.